Exhibit 10.8.4

Deferred Common Share/Dividend Equivalent Award, Stock Option Grant, Option Certificate

and Performance Share Award/Dividend Equivalent Award Agreement

Under the NSTAR 2007 Long Term Incentive Plan

Agreement entered into as of the 24th day of January, 2008 by and between NSTAR, a Massachusetts business trust, (the “Company”) and Joseph R. Nolan, Jr., an employee of the Company or one of its subsidiaries (the “Employee”) pursuant to the NSTAR 2007 Long Term Incentive Plan (the “Plan”).

This Agreement evidences the award by the Company on January 24, 2008 to the Employee of: 1) the grant of the right to receive 3,500 common shares of the Company (“Common Shares “) on a deferred basis (the “Deferred Common Share Award”), together with the right to receive such additional Common Shares, on a deferred basis, equal in value to the dividends which would have been paid with respect to the Common Shares underlying the Deferred Share Award, had such Common Shares been issued to the Employee on January 24, 2008 (“Dividend Equivalent Common Shares”); 2) the grant by the Company to the Employee of the number of stock options set forth below; and 3) the grant of 3,500 Performance Share Units (together with related Dividend Equivalent Common Shares), all such grants hereby made under the terms and conditions set forth both in this Agreement and the Plan.

1.	Deferred Common Share and Related Dividend Equivalent Awards

a. Award of Deferred Common Shares and Dividend Equivalent Awards. Employee is hereby awarded the right to receive, without payment, the following number of Common Shares (plus the applicable number of Dividend Equivalent Common Shares) on the following dates:

1,166.67 Common Shares to be delivered on January 24, 2009.

1,166.67 Common Shares to be delivered on January 24, 2010.

1,166.66 Common Shares to be delivered on January 24, 2011.

b. Termination of Employment. In the event of termination of the Employee’s employment with the Company or its Subsidiaries by reason of the Employee’s Disability (as defined below) or death, all of Employee’s rights in the Deferred Common Share Award and the related Dividend Equivalent Common Shares shall immediately and automatically vest and be deliverable to the Employee, or in the event of death, to the Employee’s executor or administrator or the person or persons to whom the awards are transferred by will or the applicable laws of descent and distribution. For purposes of this Agreement, a termination of employment shall be deemed to be by reason of “Disability” if (i) Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of such impairment Employee is receiving income replacement benefits for a period of not less than three months under the Company’s Long Term Disability Plan. Upon any other termination of employment of the Employee, the Employee’s rights in the Deferred Common Share Award and the related Dividend Equivalent Common Shares shall immediately and automatically terminate, and no Common Shares or Dividend Equivalent Common Shares in respect of such Deferred Common Share Award not previously issued shall thereafter be issued.

c. Change of Control. In the event of a Change of Control of the Company (as defined in the Plan), all of Employee’s rights in the Deferred Common Share Award and the related Dividend Equivalent Common Shares shall become immediately and fully vested and Common Shares underlying the Deferred Common Share Award and the related Dividend Equivalent Common Shares will be delivered in connection with and immediately prior to such Change in Control of the Company.

2.	Grant of Option

a. Grant of Options. Employee is further hereby awarded the grant of a non-statutory option to purchase, in whole or in part, on the terms herein provided, a total of 15,000 Common Shares at $32.45 per Common Share, which amount is equal to the fair market value (as defined in the Plan) of the Common Shares on the date of grant of this option. The latest date on which this option, or any part thereof, may be exercised (the “Final Exercise Date”) is January 24, 2018. The Option evidenced by this award is intended to be, and is hereby designated, a non-statutory option, that is, an option that does not qualify as an incentive stock option as defined in section 422 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).

The option granted hereunder will vest and be exercisable in the following cumulative installments prior to the Final Exercise date:

5,000 Common Shares on and after January 24, 2009.

5,000 Common Shares on and after January 24, 2010.

5,000 Common Shares on and after January 24, 2011.

b. Termination of Employment. In the event of termination of the Employee’s employment with the Company or its Subsidiaries by reason of the Employee’s death or Disability, this option will become fully exercisable and will remain exercisable for two years in the case of death and one year in the case of Disability (but not later than the Final Exercise Date). Upon any other termination of employment of the Employee, any portion of this option that is not then exercisable will promptly expire and the remainder of this option will remain exercisable for three months.

c. Change of Control. In the event of a Change of Control of the Company, this option will become fully exercisable in full immediately prior to such Change of Control.

d. Exercise. Each election to exercise this option shall be in writing, signed by the Employee or the Employee’s executor, administrator, or legally appointed representative (in the event of the Employee’s incapacity) or the person or persons to whom this option is transferred by will or the applicable laws of descent and distribution, and received by the Company at its principal office, accompanied by this certificate and payment in full as provided in the Plan. Subject to the further terms and conditions provided in the Plan, the purchase price may be paid as follows: (i) by delivery of cash, certified check, bank draft or money order payable to the order of the Company; (ii) through a broker-assisted exercise program acceptable to the Administrator; (iii) through the delivery of Common Shares held for at least six months having a fair market value on the last business day preceding exercise equal to the exercise price, or (iv) through any combination of the foregoing. In the event that this Stock Option is exercised by a person other than the Employee, the Company will be under no obligation to deliver Common Shares hereunder unless and until it is satisfied as to the authority of the person to exercise this option.

e. Non-Transferability of Option. This option is not transferable by the Employee otherwise than by will or the laws of descent and distribution and is exercisable during the Employee’s lifetime only by the Participant (or in the event of the Employee’s incapacity, the person or persons legally appointed to act on the Employee’s behalf).

3.	Performance Share Unit Award and Related Deferred Dividend Shares

a. Award of Performance Share Units. The Employee is hereby awarded 3,500 Performance Share Units (“Performance Share Units”), which constitute the right to receive, without payment, (i) Common Shares of the Company upon the satisfaction of certain performance criteria as described in Section 3 (b) hereof (the “Unit Award”), and (ii) additional Common Shares on the same basis as the Unit Award, equal in value to the dividends, if any, which would have been paid with respect to the Common Shares actually delivered in respect of the Unit Award as provided in Section 3 (b) (ii) hereof (the “Unit Delivered Shares”) had such Unit Delivered Shares been issued to the Employee on January 24, 2008 (the “Deferred Dividend Shares”), in each case subject to the terms and conditions of the Plan and this Agreement. The Performance Share Units are collectively referred to herein as the “Performance Share Award.” The Performance Share Award is granted on January 24, 2008 (the “Date of Grant”). Capitalized terms used herein and not defined shall have the meanings set forth in the Plan. In the event of any conflict between this Agreement and the Plan, the Plan shall control.

b. Vesting of Award; Delivery of Shares; Treatment upon Termination of Employment

(i) Vesting Generally. Subject to the following provisions of this Section 3.b and the other terms and conditions of this Agreement, the Performance Share Units shall become vested (meaning that the Employee shall be entitled to receive a certain number of Common Shares in respect of each Performance Share Unit as determined pursuant to Section 3(b)(ii)) if, and only if, one of the following conditions is satisfied: (i) the Employee remains continuously employed by the

Company or its subsidiaries from the date hereof until January 24, 2011, or (ii) there is a termination of service or Retirement from Service of the Employee pursuant to Section 3(b)(iv) or Section 3(b)(v), as further provided in such Sections, or (iii) the conditions of Section 3(b)(vi) are satisfied on or before January 24, 2011 and the Employee remains continuously employed by the Company or its subsidiaries until the date such conditions are satisfied.

(ii) Determination of Number of Unit Delivered Shares Upon Satisfaction of Performance Criteria. Notwithstanding anything to the contrary in this Agreement, Unit Delivered Shares and related Deferred Dividend Shares will only become deliverable by the Company in respect of vested Performance Share Units and only upon satisfaction of the achievement of certain EPS growth and Relative TSR levels as described below (the “Performance Criteria”) during the period beginning on January 1, 2008 and ending on December 31, 2010 (the “Performance Period”). The number of Unit Delivered Shares in respect of each vested Performance Share Unit, if any, shall be determined in accordance with Annex A hereto (the “Performance Plan Matrix”). Each cell of the Performance Plan Matrix sets forth in percentage terms the number common shares related to each vested Performance Share Unit that will become Unit Delivered Shares for each performance level. Performance Share Units are originally awarded on the basis of one Performance Share Unit to one Unit Delivered Share, subject to adjustment depending on the level of achievement set forth in the Performance Plan Matrix. Performance between points outlined on the matrix will be interpolated on a straight-line basis. By way of example only, at 100% achievement, each vested Performance Share Unit shall represent the right to receive one Delivered Share (1 x 100%); at 150% achievement, each vested Performance Share Unit shall represent the right to receive 1.5 Delivered Shares (1 x 150%); at 72% achievement, each vested Performance Share Unit shall represent the right to receive 0.72 of a Delivered Share (1 x 72%); and at zero percent achievement, the holder will not be entitled to receive any Unit Delivered Shares in respect of any vested Performance Share Unit (1 x 0%).

(a) EPS Growth shall mean the average yearly percentage change in the Company’s EPS over the Performance Period as set forth in the Performance Plan Matrix. “EPS” shall mean diluted earnings per share calculated in accordance with GAAP and as reported in the Company’s Form 10-K for the applicable year, as adjusted. EPS growth shall be calculated by averaging the percentage growth in EPS for each of the years ended December 31 in the Performance Period. EPS growth for each twelve month period shall be calculated by subtracting EPS for the twelve months ended December 31 for the prior year from EPS for the twelve months ended December 31 for the current year and dividing the resulting difference in EPS by the EPS for the twelve months ended December 31 for the prior year. The calculation for EPS shall be adjusted automatically for the following items to the extent reflected on the Company’s audited financial statements (provided that no adjustment shall be made to the extent of any offsetting rate regulated recovery mechanism related to such items): (i) any impact resulting from changes in accounting principles, (ii) any impact from discontinued operations and business combinations or mergers and acquisitions transactions, (iii) any impact from an extraordinary item as defined by GAAP, and (iv) the potential adverse impact of NSTAR’s uncertain tax position related to its RCN tax deduction.

(b) “Relative TSR” shall mean the cumulative percentage change in the Company’s total shareholder return on its common shares over the three-year Performance Period as measured against the cumulative percentage change in total shareholder return for the Edison Electric Institute (“EEI”) Index over such period and as set forth in the Performance Plan Matrix. TSR for both the Company and the EEI Index shall be determined and provided by EEI.

(iii) Delivery of Shares. Subject to the terms of this agreement, the Company shall promptly deliver after the Determination Date to the Employee a certificate or shall credit the Employee’s account so as to evidence the number of Unit Delivered Shares and related Deferred Dividend Shares, if any, to which the Employee is entitled hereunder, as calculated in accordance with Section 3 (b)(ii). For the purposes of this Agreement, the term “Determination Date” means the date on which the Committee certifies (as required by Section 162(m) of the Internal Revenue Code) whether and what level of the Performance Criteria have been achieved. The Committee shall make such determination no later than March 15, 2011.

(iv) Death or Disability. In the event of a termination of employment by reason of the Employee’s death or Disability occurring after the date hereof but before January 24, 2011, all Performance Share Units shall immediately and automatically vest in full, but the appropriate number of Unit Delivered Shares and Deferred Dividend Shares (calculated as provided in Section 3(b)(ii)) shall not be payable until the completion of the Performance Period and the Determination Date. Any former Employee (upon any Disability), or the estate of an Employee (in the case of death) will continue to hold the vested portion of the Performance Share Award not terminated upon the termination of employment subject to the restrictions and all terms and conditions of this Agreement.

(v) Retirement. In the event of a Retirement from Service (as defined below) of the Employee occurring after the date hereof but before January 24, 2011, the portion of the Performance Share Award determined by dividing the number of days from the date of retirement until the end of the Performance Period by the total number of days in the Performance Period and multiplying the result by the total number of Performance Share Units subject to the Performance Share Award, shall immediately and automatically terminate. Any Performance Share Units that do not so terminate shall immediately and automatically vest in full, but the appropriate number of Unit Delivered Shares and Deferred Dividend Shares (calculated as provided in Section 3(b)(ii)) shall not be payable until the completion of the Performance Period and the Determination Date. Any retired Employee will continue to hold the vested portion of the Performance Share Award not terminated upon the Retirement from Service subject to the restrictions and all terms and conditions of this Agreement. “Retirement From Service” shall mean termination of employment from the Company by the Employee after attaining age 55 and completing at least five years of employment with the Company or its affiliates.

(vi) Change in Control. Notwithstanding any provision of this Section 3 to the contrary, the Performance Share Award shall become immediately and fully vested and Unit Delivered Shares and related Deferred Dividend Shares underlying the Performance Share Award will be delivered in connection with and immediately prior to a Change in Control of the Company on the basis of 100% achievement as set forth on the Performance Plan Matrix.

(vii) Other Terminations of Employment. Except as provided for herein or in the Plan, any termination of employment of the Employee occurring before January 24, 2011 (including a termination of employment initiated by the employee) and before a Change in Control of the Company, shall result in the immediate and automatic termination of the Performance Share Unit Award.

4.	Transfer. The Common Shares underlying the Deferred Common Share Award and the Performance Share Award when delivered upon the satisfaction of the Performance Criteria may be sold, assigned, pledged, hypothecated, encumbered, or transferred or disposed of in any other manner, in whole or in part, only in compliance with the terms, conditions and restrictions as set forth in the governing instruments of the Company, applicable federal and state securities laws or any other applicable laws or regulations and the terms and conditions hereof. Otherwise, the Deferred Common Share Award and the Performance Share Award shall not be sold, assigned, pledged, hypothecated, encumbered, or transferred or disposed of in any other manner, in whole or in part.

5.	Tax Withholding.

This option may not be exercised, and no Common Shares underlying a Deferred Share or Performance Share Award will be issued, until the Employee pays to the Company an amount sufficient to allow the Company to satisfy its tax withholding obligations. To this end, the Employee shall either:

(a) pay the Company the amount of tax to be withheld (including through payroll withholding),

(b) deliver to the Company other Common Shares owned by the Employee prior to such date having a fair market value, as determined by the Committee, not less than the amount of the withholding tax due, which either have been owned by the Employee for more than six (6) months or were not acquired, directly or indirectly, from the Company,

(c) make a payment to the Company consisting of a combination of cash and such Common Shares, or

(d) request that the Company cause to be withheld a number of vested Common Shares having a then fair market value sufficient to discharge minimum required federal, state and local tax withholding (but no greater than such amount).

6.	References

References herein to rights and obligations of the Employee shall apply, where appropriate, to the Employee’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.

7.	Notices

Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:

NSTAR

800 Boylston Street

Boston, MA 02199

Attention: General Counsel

If to the Employee:

Joseph R. Nolan, Jr.

11 Philip Road

Belmont, MA 02478

8.	Governing Law

This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to principles of conflicts of laws of any jurisdiction which would cause the application of law, other than the Commonwealth of Massachusetts, to be applied.

9.	Other Terms and Conditions

It is understood and agreed that this Agreement is subject to the following additional terms and conditions:

(a) Rights of a Stockholder. The Employee shall have no right to transfer, pledge, hypothecate or otherwise encumber unvested and undelivered Common Shares. Once Deferred Shares, Performance Share Units and Deferred Dividend Shares vest and the Common Shares underlying those units or shares have been delivered or credited, but not until such time and only with respect to the Common Shares so delivered or credited, the Employee shall have the rights of a stockholder, including, but not limited to, the right to vote and to receive dividends.

(b) No Right to Continued Employment. Nothing in this Agreement shall confer upon the Employee any right with respect to continuance of employment by the Company nor interfere with the right of the Company to terminate the Employee’s employment at any time.

This Agreement may be executed in two counterparts, each of which shall constitute one and the same instrument.

10.	Provisions of the Plan.

Capitalized terms used herein and not defined shall have the meanings set forth in the Plan. This Agreement and the awards and grants set forth herein shall be subject to and shall be governed by the terms set forth in the Plan, a copy of which has been furnished to the Employee and which is incorporated by reference into this Agreement. In the event of any conflict between this Agreement and the Plan, the Plan shall control.

IN WITNESS WHEREOF, the Company by its duly authorized official and the Employee have each caused this Agreement to be executed as of the date set forth above.

NSTAR

By:	/s/ TIMOTHY R. MANNING
Timothy R. Manning
Senior Vice President-Human Resources

/s/ JOSEPH R. NOLAN, JR.
Joseph R. Nolan, Jr.
Senior Vice President – Customer &
Corporate Relations

Annex A

PERFORMANCE PLAN MATRIX

	3 Yr. Relative Total Shareholder Return
3 Yr. Average EPS Growth	Below 20th P	20th P	30th P	40th P	50th P	60th P	70th P	80th P	90 th P & Higher

9%	80%	100%	110%	120%	130%	140%	150%	160%	170%
8%	60%	90%	100%	110%	120%	130%	140%	150%	160%
7%	40%	80%	90%	100%	110%	120%	130%	140%	150%
6%	20%	70%	80%	90%	100%	110%	120%	130%	140%
5%	20%	60%	70%	80%	90%	100%	110%	120%	130%
4%	20%	50%	60%	70%	80%	90%	100%	110%	120%
3%	10%	40%	50%	60%	70%	80%	90%	100%	110%
2%	10%	30%	40%	50%	60%	70%	80%	90%	100%

Below 2%	0%	0%	0%	0%	0%	0%	0%	0%	0%